                                                       REGISTRATION NO. 33-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       UNITED ASSET MANAGEMENT CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                  ---------------------------------------------
                  (State or other jurisdiction of incorporation
                                or organization)

                                   04-2714625
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

                             One International Place
                          Boston, Massachusetts  02110
                                 (617) 330-8900
- --------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     William H. Park, Senior Vice President
                       United Asset Management Corporation
                             One International Place
                          Boston, Massachusetts  02110
                                 (617) 330-8900
- --------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                    Copy to:

                             Joseph R. Ramrath, Esq.
                    Hill & Barlow, a Professional Corporation
                             One International Place
                          Boston, Massachusetts  02110
                                 (617) 439-3555

Approximate date of commencement of proposed sale to the public:  April 10, 1994

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE


- --------------------------------------------------------------------------------
Title of                          Proposed        Proposed
class of                          maximum         maximum
securities                        offering        aggregate         Amount of
to be            Amount to be     price per       offering          registration
registered       registered       unit *          price *           fee
- --------------------------------------------------------------------------------
Common Stock     566,099          $39.375         $22,290,148.12    $6,464.14
($.01 par
value)
- --------------------------------------------------------------------------------

* Estimated solely for the purpose of computing the registration fee.  This amount was calculated pursuant to Rule 457 upon the basis of the average of the high and low prices of the registrant's Common Stock as reported in the consolidated reporting system of the New York Stock Exchange on February 25,
1994.
- --------------------------------------------------------------------------------


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                                   PROSPECTUS

                       UNITED ASSET MANAGEMENT CORPORATION

                                 566,099 Shares
                                       of
                                  Common Stock
                           (Par Value $.01 Per Share)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The shares of Common Stock being offered hereby (the "Shares") are being sold for the accounts of certain stockholders of United Asset Management Corporation (the "Company") who are described more fully below (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares. The last price of the Company's Common Stock as reported by the New York Stock Exchange on February 25, 1994 was $39.375 per share.

     The Selling Stockholders have advised the Company (1) that they or their pledgees, donees, trustees or other successors in interest propose, from time to time, to offer for sale and sell or to distribute the Shares to be offered by them hereby (a) in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) in regular brokerage transactions executed on the New York Stock Exchange; (c) in negotiated transactions; or (d) through other means; (2) that sales in negotiated transactions will be effected at such prices as may be obtainable and as may be satisfactory to the Selling Stockholders; and (3) that no sales or distributions other than as described in (1)(a), (b), (c) or (d) above will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. In certain cases, the Selling Stockholders, brokers executing sales orders on their behalf and dealers purchasing Shares from the Selling Stockholders for resale may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act of 1933. The Company has entered into an indemnification agreement with the Selling Stockholders. See section entitled "The Selling Stockholders."

     Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. Expenses of issuance and distribution, other than commissions, estimated at $16,000.00 will be borne by the Company.

                  The date of this Prospectus is March __, 1994

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain of its Regional Offices, as follows:


     New York Regional Office           Chicago Regional Office
     75 Park Place                      500 West Madison Street
     14th Floor                         Suite 1400
     New York, New York 10007           Chicago, Illinois 60661-2511


Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549.

     The Common Stock of the Company is listed on the New York Stock Exchange. Reports, proxy and information statements, and other information concerning the Company can be inspected at such exchange.

                       ----------------------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission (File No. 1-9215) and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1992; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993; (iii) the Company's Current Reports on Form 8-K dated as of September 29, 1993 and December 7, 1993; and (iv) the description of the Company's capital stock contained in the Company's Registration Statement under Section 12(b) of the Exchange Act on Form 8-A, filed on July 22, 1986, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Company subsequent to the filing of the Registration Statement of which this Prospectus is a part, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of this offering , shall be deemed to be incorporated by reference in this Prospectus.

     The Company shall, upon written or oral request by a person, including any beneficial owner, to whom this Prospectus is delivered, provide without charge to such person a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be directed to United Asset Management Corporation, One International Place, Boston, Massachusetts 02110, Attn: Senior Vice President and Treasurer (telephone (617) 330-8900).

                                   THE COMPANY

     The Company is a holding company organized in December, 1980 to acquire and to own firms engaged primarily in institutional investment management. The Company's principal executive offices are located at One International Place, Boston, Massachusetts 02110, and its telephone number is (617) 330-8900. As of the date of this Prospectus, the Company has 39 subsidiaries, which serve as managers of investment portfolios for corporate, public and union pension funds and profit sharing plans, endowments, foundations and, to a lesser extent, individuals and other investors, including several investment companies.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. See "Selling Stockholders."

                            THE SELLING STOCKHOLDERS

     The shares being offered hereby were acquired by the Selling Stockholders listed below pursuant to an agreement as of January 13, 1994 by which UAM acquired by merger, effective February 25, 1994, all of the capital stock of Investment Research Company ("IRC"), an Illinois corporation having its principal place of business at 111 West Jackson Boulevard, Chicago, Illinois 60609 (the "Merger"). Prior to the Merger, the Selling Stockholders were the only stockholders of IRC. For at least five years prior to the Merger, the Selling Stockholders held the positions listed below with IRC and have continued to hold the same positions since the Merger. As of the date hereof, the Selling Stockholders are the beneficial owners of the numbers of shares of UAM Common Stock, par value $.01, listed below, all of which are being offered hereby.


                                                             Number of Shares
                             Position With                Beneficially Owned as
Selling Stockholder               IRC                      of the Date Hereof
- -------------------          -------------                ---------------------
Floyd Jerome Gould           President                           288,588
                             and Director



Crisostomo B. Garcia         Senior Vice President,              192,392
                             Treasurer and Director

Michael G. Fellers           Senior Vice President                76,813
                             and Secretary

Arthur Laffer                                                      5,814

Victor Canto                                                       2,492


     The Company has entered into an agreement with certain of the Selling Stockholders providing for indemnification of such Selling Stockholders by the Company under certain circumstances.

                                  LEGAL MATTERS

     The legality of the Shares offered by this Prospectus has been passed upon by Hill & Barlow, a Professional Corporation, One International Place, Boston, Massachusetts 02110. John C. Vincent, Jr., a member of that firm, is the Secretary of the Company.

                                     EXPERTS

     The financial statement schedules incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992 and the financial statements incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated as of December 7, 1993 have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a reasonably itemized statement of all expenses, other than commissions, in connection with the issuance and distribution of the
Shares:


     SEC Registration Fee. . . . . . . . . . . . . . . . . .         $ 6,464.14
     Legal Fees and Expenses . . . . . . . . . . . . . . . .           4,000.00*
     Accounting Fees and Expenses. . . . . . . . . . . . . .           4,000.00*
     Miscellaneous . . . . . . . . . . . . . . . . . . . . .           1,535.86
                                                                     ----------
                                                       Total         $16,000.00*
                                                                     ----------
                                                                     ----------

All of these expenses will be borne by the Company.

_______________________
*    Estimated



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of officers and directors subject to certain limitations. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, if he had no reasonable cause to believe his conduct was unlawful. The Company's by-laws provide that it shall indemnify its officers, directors, employees and agents to the extent permitted by law.

     The Company maintains insurance under which the insurers will reimburse the Company for amounts which it has paid to its directors, officers and certain other employees by way of indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities which are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions. One of the Company's directors serves as such under the terms of an agreement with a corporation of which he is an officer. In so serving, he is covered by the officers and directors' liability insurance policy maintained by such corporation.

     In addition, the Selling Stockholders have agreed to indemnify the directors and officers of the Company who have signed this Registration Statement under certain circumstances.

ITEM 16.  EXHIBITS.

     See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
               Statement:

       (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on March 2, 1994.

                                   UNITED ASSET MANAGEMENT CORPORATION
                                   (Registrant)




                                   By: /s/ William H. Park
                                      --------------------
                                       William H. Park
                                       Senior Vice President
                                       and Treasurer

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Norton
H. Reamer, William H. Park, and John C. Vincent, Jr. and each of them singly his lawful attorneys with full power to them and each of them singly to sign for him in his name in the capacity indicated below this registration statement on Form S-3 (and any and all amendments hereto), hereby ratifying and confirming his signature as it may be signed by his said attorneys to this registration statement (and any and all amendments hereto).

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

    Signature                   Title                            Date
    ---------                   -----                            ----


/s/ Norton H. Reamer            President (principal
- --------------------            executive officer),
Norton H.  Reamer               Director                         March 2, 1994


/s/ William H. Park             Senior Vice President
- -------------------             and Treasurer
William H. Park                 (principal accounting
                                officer)                         March 2, 1994


/s/ Robert J. Greenebaum        Director                         March 2, 1994
- ------------------------
Robert J. Greenebaum


/s/ Jay O. Light                Director                         March 2, 1994
- ----------------
Jay O. Light


/s/ John F. McNamara            Director                         March 2, 1994
- --------------------
John F. McNamara


/s/ Michael C. Mewhinney        Director                         March 2, 1994

- ------------------------
Michael C. Mewhinney


/s/ W. Olin Nisbet, III         Director                         March 2, 1994
- -----------------------
W. Olin Nisbet, III

/s/ Norman Perlmutter           Director                         March 2, 1994
- ---------------------
Norman Perlmutter


/s/ David A. Polak              Director                         March 2, 1994
- ------------------
David A. Polak


/s/ David I. Russell            Director                         March 2, 1994
- --------------------
David I. Russell


/s/ Phillip Scaturro            Director                         March 2, 1994
- --------------------
Philip Scaturro


/s/ John A. Shane               Director                         March 2, 1994
- -----------------
John A. Shane


/s/ John T. Siegel              Director                         March 2, 1994
- ------------------
John T. Siegel


/s/ Barbara S. Thomas           Director                         March 2, 1994
- ---------------------
Barbara S. Thomas

                                  EXHIBIT INDEX

     Certain of the following exhibits (those marked with an asterisk) are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference. Inapplicable items have been omitted.

Exhibit   Title                                                            Page
- -------   -----                                                            ----

  4.1 Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4, File No. 33-14565, as amended by Amendment No. 1, filed July 7,
          1987).

  4.2 By-Laws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company's Registration
          Statement on Form S-1, File No. 33-6874, filed September 22,
          1986).

  4.3 Specimen Certificate of Common Stock, $.01 par value, of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, File No.
          33-6874, filed September 22, 1986).

  5*      Opinion of Hill & Barlow, a Professional Corporation.            _____

 24.1*    Consent of Hill & Barlow, a Professional Corporation
          (included in Exhibit 5).

 24.2*    Consent of Price Waterhouse.                                     _____

 25*      Power of Attorney (included above).